EXHIBIT 99.1
FOR IMMEDIATE RELEASE

For Further Information:
J. Marcus Scrudder	Hala Elsherbini
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International Provides Update on
Exploration of Strategic Alternatives
COPPELL, TEXAS, August 23, 2007 – Craftmade International, Inc. (Nasdaq: CRFT) announced today that following a comprehensive review of its strategic alternatives by a committee of independent directors and its financial and legal advisors, the Company’s Board of Directors has determined that it is not the appropriate time to seek the sale of the Company, and the best alternative to maximize shareholder value is to continue to implement the Company’s strategic growth plan. The Company is evaluating several acquisition candidates and is currently engaged in discussions with some of them. There can be no assurances, however, that any agreement will be reached or that any transaction will be consummated.
“The independent committee has canvassed the market and performed its due diligence for strategic alternatives for the Company,” commented James R. Ridings, Chief Executive Officer of Craftmade International. “We believe that given the current volatility in the housing and debt markets it is in the best interest of long-term shareholder value to pursue selective and opportunistic acquisitions in order to achieve more advantageous growth objectives through enhanced product offerings and potentially expanding into adjacent product categories and sales channels, which will be less reliant on the overall housing environment.”
Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products, decorative light bulbs, door chimes, ventilation systems and related accessories. The company distributes its premium products through a network of 1,800 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market. More information about Craftmade International, Inc. can be found at www.craftmade.com.
Certain statements in this news release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue

Press Release
Craftmade International, Inc.
August 23, 2007

reliance on forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward looking statements include, but are not limited to, (i) statements concerning future financial condition and operations, including future cash flows, revenues, gross margins, earnings and variations in quarterly results and (ii) other statements identified by words such as “may,” “will,” “should,” “could,” “might,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “forecasts,” “intends,” “potential,” “continue,” and similar words or phrases. These factors that could affect our financial and other results can be found in the risk factors section of our Form 10-K for the fiscal year ended June 30, 2006, as filed with the SEC on September 13, 2006. The forward-looking statements included in this news release are made only as of the date of publication, and we undertake no obligation to update them to reflect subsequent events or circumstances.